                          MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement dated for reference as of the 5th day of June
2006.

BETWEEN:

          OLYMPUS PACIFIC MINERALS INC., a British Columbia company having its head office at 10 King St East, Toronto Ontario M5C IC3, Canada

          (the "Company")

                                                               OF THE FIRST PART
AND:

          ACTION MANAGEMENT Ltd., a company incorporated in Fiji; having its head office at 39 Naranji Street, Suva, Fiji

          (the " Consultant ")

                                                              OF THE SECOND PART
BACKGROUND:

A.   At the request of the Company the Consultant has agreed to provide a manager ("Manager") for the Company as may be required by the Company for the proper management and advancement of the Company's business, upon the terms and conditions set out below.

WHEREAS:

A.   Company, subject to rights of termination, wishes to retain for a two year period, the services of the Consultant for the provision of the Manager to assume the position of Country Manager, Vietnam, of the Company, incorporating the position of Director General of each of the Vietnamese JV companies, and the Consultant and the Company wish to document the basis on which the Consultant will continue to provide such services to the Company.

B.   The Consultant represents that it possesses the necessary expertise to provide management and consulting services and shall be responsible for the employment or engagement of the "Manager" to be made available to the
     Company for the purposes of providing the services pursuant to this agreement and unless otherwise agreed shall pay all remuneration payable to the Manager and keep all records in relation to such personnel and make all deductions from the remuneration as required by law. The Company shall have the right to approve the Manager made available to it (such approval not to be unreasonably withheld)

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     C.   At the request of the Company the Consultant has agreed to initially provide its employee Charles Barclay for the position of Manager.
          Should the Consultant wish to replace Charles Barclay with another employee it can only do so with the written approval of the Company.

     E.   Consultant and the Company have agreed to enter into this management services agreement to ensure that the Consultant will continue to provide services to the Company and further to evidence the compensation and other benefits to be received by the Consultant in respect to such services.

NOW THEREFORE, in consideration of the mutual covenants and premises herein contained, in consideration of the Consultant continuing to provide its services to the Company, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties) the Consultant and the Company hereby agree as follows.

1.   Interpretation

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a)  "affiliate" has the meaning given to it by the Business Corporations
          Act (Yukon);

     (b)  "Board" means the Board of Directors of the Company;

     (c)  Agreement" means this management services agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

     (d)  The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, sub-paragraph or other subdivision;

     (e)  The words "Set Objectives" refers to the corporate and operational objectives mutually set and agreed by the President and the Manager;

     (f)  "Term" means the period of two years from the date hereof;

     (g)  all references to currency mean United States currency;

     (h)  a reference to an entity includes any entity that is a successor to such entity;

     (i)  the headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof;

     (j)  a reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations; and

                                        3

     (k)  the phrase "person acting jointly or in concert" includes each and every person described in Section 96(1) of the Securities Act (British
          Columbia), as amended from time to time.

2.   Engagement

     (a)  The Company, subject to its rights of termination, hereby engages the
          Consultant for a two year period to provide the Manager as Country
          Manager for the Company and the Consultant hereby accepts such engagement by the Company upon and subject to the terms and conditions hereinafter set forth.

     (b)  The Consultant agrees that:

          (i)   the Manager will serve as a Director and/or an officer of
                associated or affiliated companies;

          (ii)  the Consultant (or if required the Manager) will enter into management or employment agreements with associated or
                affiliated companies (in which case any remuneration or payment under such agreements shall be applied in satisfaction of the
                Company's payment obligations hereunder);

          (iii) the Company reserves the right to use its employees' and contractors' skills to the best advantage, and may change the
                Manager's duties and responsibilities during the term of this
                Agreement. The Consultant and the Manager will undertake such duties and exercise such powers in relation to the Company and its business as the Company directs;

          if so requested by the Directors as long as this Agreement remains in force.

     (c)  Such engagement will commence on the date of this Agreement and will continue until the expiry of the Term (unless terminated prior as hereinafter provided). The Consultant acknowledges that upon expiry of the Term the engagement of the Consultant's and Manager's services ends and that neither the Consultant nor the Manager will be entitled to make a claim for wrongful termination or to imply a personal grievance for unjustified dismissal.

     (d)  The Manager will coordinate and oversee the Company's general management, as stipulated by the President, with full authority over such functions subject to the directions of the President or such person as is nominated by the President. The Manager's duties and authority shall be those commonly associated with the above office and as assigned by the President.

     (e)  For the purposes of conducting Company business the Company will provide office facilities for the Manager in Danang, Vietnam, but recognising that the position will at times require a considerable level of international travel for management of operations,

                                       -4-

          fund-raising and promotional activities, the Manager shall be present at and perform his duties in other jurisdictions with such frequency and for such duration as is reasonably necessary for the proper and timely performance of the Manager's duties hereunder, provided that the Manager must first provide his consent to any relocation of the
          Manager for a term of greater than three (3) months. However, where a change of control as described in Section 2(h) occurs and the Manager continues providing services to the Company, the primary location of the Manager's provision of services shall not be permanently assigned or transferred without his prior consent.

     (f)  The Manager shall provide on site services for period of six weeks followed by two weeks' field break. Travel costs will be determined as the cost of a return business class ticket from the point of hire
          (Suva, Fiji Islands). The Manager may elect to have his spouse travel to Vietnam in lieu of his travel entitlement. During his time on site the Manager shall apply his attention and ability to the business and affairs of the Company and shall well and conscientiously serve the
          Company and use his best efforts to promote the interests of the
          Company during the continuation of his services hereunder. Provided that there is no conflict with the Manager's obligations pursuant to this Agreement, with prior notice to and the consent of the Chairman of the Board, the Manager may act as a non-executive director for other corporations and organizations.

     (g)  The Consultant will perform all services on behalf of the Company hereunder as an independent contractor, and neither the Consultant nor
          Manager will be considered for any reason to be a partner, employee or servant of the Company or, except to the extent expressly permitted hereunder, an agent of the Company. To the extent necessary to permit the Manager to perform the services required hereunder, the Company will provide evidence of the authority of the Manager or his representatives as agent for the Company hereunder.

     (h)  In the event that any person, or any person and its affiliates, as such terms are defined in the Business Corporations Act (Yukon), begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the
          Company, the Consultant agrees that the Manager will not voluntarily leave the employ of the Consultant, and will render services to the
          Company in accordance with his position and in the best interests of the shareholders, until such person has abandoned or terminated efforts to effect a takeover of control of the Company or until such takeover of control of the Company has occurred. For the purposes of this Agreement, takeover of control shall be evidenced by the acquisition by any person, or by any person and its affiliates, other than Dragon Capital Group Limited or Zedex Minerals Limited or an
          affiliate thereof, as such terms are defined in the Business
          Corporations Act (Yukon), and whether directly or indirectly, of common shares of the Company which, when added to all other common shares of the Company at the time held by such person and its affiliates, totals for the first time 50% or more of the outstanding common shares of the Company.

                                        5

3.   Compensation

     (a)  On presentation of an invoice for services rendered under this
          Agreement, and subject to the Consultant will be paid a monthly fee of
          US$12,650, (yielding an "Annual Fee" of US$151,800), subject to clause
          2(b)(ii) and to adjustments made pursuant to the terms of this
          Agreement (the "Fee"). The Consultant acknowledges that all taxes and other charges arising in relation to the remuneration of the
          Consultant are the responsibility of the Consultant. The Consultant agrees, and indemnifies the Company against any such taxes or other charges arising under this agreement.

     (b)  While the Consultant continues to provide services to the Company pursuant to this Agreement, the President or a committee of the Board will carry out a half-yearly review of the Manager's performance which will be measured against Set Objectives. Based on this review the
          Board may at its discretion pay a half yearly incentive bonus of up to
          25% of the Annual Fee each January and July. The Consultant or Manager will also be entitled to participate in any other profit sharing or bonus program from time to time established by the Company, to such extent and in such amounts as the Board may from time to time determine.

     (c)  In addition to the foregoing, the Company will reimburse the
          Consultant for all travel expenses, including car rentals, food and lodging and sundry expenses, including office and office equipment, telephone costs, subscriptions for relevant news and industry publications, expenses for assignments, relocations and transfers, any relevant industry association or professional institution fees and subscriptions and all other expenses actually, necessarily and properly incurred in connection with the business of the Company or any of its subsidiaries.

     (d)  The Consultant shall submit bills and vouchers reasonably satisfactory to the President supporting all requests for reimbursement under subsection (c).

     (e)  The Manager will be entitled to participate in any pension, health, medical, insurance or other benefit plans or retirement rights from time to time established by the Company and to which executives of the
          Company or any of its subsidiaries or affiliates are from time to time entitled. In the case that the Manager has his spouse in Vietnam, she will also be provided with medical cover to the same degree as the
          Manager

     (f)  Subject to regulatory acceptance, the Consult or the Manager will receive options to purchase up to and including a date five years from the date of this Agreement, 1,000,000 shares in the capital of the
          Company, as follows.

          (i)   250,000 options shall be exercisable at C$0.36 each.

          (ii)  250,000 options shall (provided this agreement has not been terminated by the Consultant pursuant to a Consultant's
                Termination Notice as defined in clause 5(a)) be exercisable only upon the achievement of Set Objectives, at C$0.36;

                                        6

          (iii) 500,000 options shall (provided this agreement has not been terminated by the Consultant pursuant to a Consultant's
                Termination Notice as defined in clause 5(a)) be exercisable only upon the achievement of Set Objectives, at [the closing price of the Company's shares on the TSX on the trading day immediately preceding the day on which this Agreement is signed,
                (provided that if there are no trades on such day then the last closing price within the preceding ten trading days will be used, and if there are no trades within such ten-day period, then the simple average of the bid and ask prices on the trading day immediately preceding the day of grant will be used)].

     (g)  The options will be non-transferable except to an entity controlled by the Consultant or the Manager or for estate or retirement planning purposes.

     (h)  If the Manager dies during the term of this Agreement all options which have been granted to that date will immediately become exercisable for a period equal to the earlier of the expiry date of such options or twelve (12) months following the date of the Manager's death.

4.   Holidays

     During the term of this Agreement the Manager will be entitled to four weeks of annual holidays (accruing monthly) during which the Company will pay the Consultant the normal Fee. None of such holidays will be carried for a period of more than 24 months. The Consultant may in lieu of accrued annual holidays and at its sole discretion accept on behalf of the Manager a cash payout equal to the Fee that would be payable for those days. For the avoidance of doubt, the two-week field breaks referred to in clause
     2(f) shall not be applied to the Manager's holiday entitlement hereunder.

5.   Termination

     (a)  The Consultant may terminate this Agreement and the services being provided by him hereunder by giving the Company at least three (3)
          months' written notice (the "Consultant's Termination Notice"), provided that the Company shall, subject to Section 5(h), have the right to give written notice to the Consultant that the Company is waiving the full notice period and is permitting this Agreement and the services of the Consultant to be terminated upon a date that is less than three months after the date of the Consultant's Termination
          Notice as determined by the Company and further provided that the
          Consultant shall not be entitled to a severance payment and all Fees payable to the Consultant hereunder and all other obligations of the
          Company to the Consultant hereunder shall cease upon such termination notwithstanding the provisions of Section 2 or any other Section hereof.

          The Consultant shall be entitled to terminate this agreement immediately upon serving written notice to the Company in the event that

               o    a receiver or liquidator is appointed in respect of the
                    Company; or

                                        7

               o    the Company fails to pay any moneys payable hereunder within
                    14 days of the due date and shall further fail to pay such moneys within 14 days of being required to do so by the
                    Consultant.

     (b)  This Agreement will terminate once the Board agrees that the Set
          Objectives have been achieved or upon expiry of the Term; whichever is the earlier. In the event of termination upon achievement of the Set
          Objectives prior to the expiry of the Term the Consultant shall be entitled to all remuneration and options it would have received had this Agreement have remained in full force and effect for the Term.

     (c)  Subject only to clause 5(h), the Company may at any time terminate this Agreement and the engagement of the Consultant without cause. In this event the Company shall be obligated to provide the Consultant with a severance payment in lieu of notice. Such payment shall be payable on the fifth day following the date of notice of termination
          (the "Company's Notice of Termination") and shall consist of the following:

          (i)   the Consultant's full fee through to the date of termination at the amount in effect at the time the Company's Notice of
                Termination was given, the amount of any expenses reimbursable under Section 3(c), plus an amount equal to the amount, if any, of any awards previously made to the Consultant which have not been paid;

          (ii)  in lieu of further Fees for periods subsequent to the date of the Company's Notice of Termination, a severance payment -

                o    equal to three months of the Consultant's then existing
                     annual Fees pursuant to Section 3 should termination occur within the first three months of this Agreement,

                o    equal to six months of the Consultant's then existing
                     annual Fees pursuant to Section 3 should termination occur after the first three months of this Agreement.

          (iii) should termination occur after the first three months of this
                Agreement the Manager's options on shares of the Company shall remain in full force and effect for the earlier of the expiry date of such options or twelve (12) months following the
                Company's Notice of Termination and the option agreements shall be deemed to have been amended, to the extent required, to the effect that any provision which would otherwise terminate such options as a result of the termination of the Consultant's services shall be null and void. Should termination occur within the first three months of this Agreement, the Manager's options on shares of the Company shall automatically lapse.

          Termination of the Agreement in accordance with this Section shall relieve the Company from any and all obligation, liability or claim by the Consultant, exclusive of monies owing to the Consultant up to the date of termination.

                                        8

     (d)  The Company may at any time terminate the services of the Consultant and this Agreement for any just cause that would in law permit the
          Company to, without notice, terminate the Consultant, in which event the Consultant shall not be entitled to a payment in lieu of notice, but shall be entitled to receive the full amount of the Consultant's
          Fees due through to the date of the notice of termination, and any options granted to the Consultant will be immediately terminated, By way of example only, and not in limitation, the following shall be deemed circumstances justifying just cause:

          (i)    Unauthorised possession by the Manager of the Company's
                 property or equipment;

          (ii)   Unauthorised use of or failure by the Manager to account for the Company's property, equipment or information;

                 The Consultant or Manager using its or his or her position to make a secret profit;

          (iv)   Appropriation, diversion or exploitation of Company
                 opportunities;

          (v)    Failure to follow cash handling procedures;

          (vi)   Falsification or being party to falsification of any Company's document or record;

          (vii)  Unauthorized disclosure of confidential information;

          (viii) Deliberate misconduct likely to result in harm to the Company's employees, invitees or members of the public;

          (ix)   Breach of computer /internet policy;

          (x)    Failure by the Consultant or Manager to observe all national, provincial, and local laws, regulations, and bylaws applicable at, or in the vicinity of, the place of work or to act
                 generally with a proper regard for the customs of the area.

     (e)  This agreement shall be deemed to have been terminated by the Company if: the nature of the duties, requirements and arrangements of the
          Consultant are substantially changed from those set out in Section 2 such that the nature of the work that is required to be performed is not work which a Country Manager of a publicly listed mining company would ordinarily be required to attend to, in which event the Company shall be obligated to provide the Consultant with a severance payment as described in Section 5 (c) (i) (ii) and (iii).

     (f)  Any termination by the Company pursuant to Section 5(b) or (c) shall be communicated by written Notice of Termination. For purposes of this
          Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination

                                       -9

          provision of this Agreement relied upon and, in the case of a notice of termination for cause under Section 5(c), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consultant's employment. For purposes of this Agreement, no such purported termination shall be effective without such notice.

     (g)  On the termination of this engagement for any reason, the Consultant agrees to concurrently deliver up to the Company the Manager's resignation as a Director of the Company and any subsidiary of the
          Company, effective immediately, together with all documents, financial statements, records, plans, drawings and papers of every nature in any way relating to the affairs of the Company and its associated or affiliated companies which may be in his possession or under his control.

     (h)  Notwithstanding the provisions of Section 5(a) the parties acknowledge that, given the particular enterprise and business of the Company it is crucial and necessary that the Consultant maintain a close relationship with the President based on mutual loyalty, respect and trust. Accordingly, the Company agrees that if the Consultant elects to resign based on the sole reason that there has been a takeover of the control of the Company (as defined in Section 2(h)), then the
          Consultant may give notice of resignation in writing to the Board. The notice of resignation pursuant to this Section must be in writing, must cite this Section 5(h) and must contain at least one month's notice and not more than two months' notice. The Consultant must exercise this right within six months of the takeover of control as referred to herein (the "Date of Resignation"). The Company shall be obligated to provide the Consultant with a severance payment on the fifth day following the Date of Resignation which shall consist of the following:

          (i)   the Consultant's Fees through to the Date of Resignation at the amount in effect at the time notice of termination or notice of resignation was given, the amount of any expenses reimbursable under Section 3(c), plus an amount equal to the amount, if any, of any awards previously made to the Consultant which have not been paid; and

          (ii)  in lieu of further Fees for periods subsequent to the Date of
                Resignation, an amount equivalent to one years' Fee and bonuses, calculated on the basis of the Consultant's -

                o    monthly Fees at the highest rate in effect during the six
                     month period immediately preceding the Date of Resignation multiplied by twelve, exclusive of any other sundry
                     benefits, and the

                o    highest half yearly bonus paid in the previous 24 months
                     multiplied by two;

          (iii) subject to Section 5(h)(iv) below, in lieu of common shares of the Company issuable upon exercise of options, if any,
                previously granted to the Manager under the Company's incentive programs and remaining unexercised on the

                                      -10-

               fourth day following the Date of Resignation, which options shall be cancelled upon the payment referred to herein, a cash amount equal to the aggregate spread between the exercise price of all options held by the Manager, whether or not then fully
               exercisable, and the higher of (i) the average of the closing prices of the Company's common shares as reported on the TSX
               Venture Exchange (or such other stock exchange on which the
               Company's shares may be listed) for 30 days preceding the Date of
               Resignation or (ii) the average price actually paid for the most highly priced one percent (1%) of the Company's common shares, however and for whatever reason by any person who achieves control of the Company as such term is defined in Section 2(h);
               and

          (iv)  notwithstanding Section 5(h)(iii), the Manager shall have the right exercisable up to the fourth day following the Date of
                Resignation, to elect to waive the application of Section
                5(h)(iii) following termination of the Consultant's services.
                The Manager may exercise this election on or before 5:00 p.m.
                Toronto time on such fourth day by delivering a notice in
                writing to the Company of such waiver whereupon:

                (i)  the Manager's options on shares of the Company shall remain in full force and effect for one year from the date of
                     termination and in accordance with the original terms but
                     shall be deemed to have been amended to the effect that any provision which would otherwise defer exercise of such
                     options or terminate such options as a result of the
                     termination of the Consultant's services shall be null and void; and

                (ii) the Company shall be relieved of any obligation in
                     connection with termination of the Consultant's employment to make the payment in section 5(h)(iii).

          The Consultant agrees to accept such payment in full satisfaction of any and all claims the Consultant has or may have against the Company and the Consultant agrees to release the Company with respect to the same upon payment of said sum, except monies owing by either party to the other up to the Date of Resignation.

     (h)  The Consultant shall not be required to mitigate the amount of any payments provided for under any paragraph of this Section by seeking other engagements or otherwise nor shall the amount of any payment provided for in this Section be reduced by any other compensation earned by the Consultant as a result of engagement by another client after the date of termination or otherwise.

     (i)  The Company shall have full rights to offset any money properly due by the Consultant to the Company against any amounts payable by the
          Company to the Consultant hereunder.

                                      -11-

6.   Successors, Binding Agreement

This Agreement shall enure to the benefit of and be binding upon and shall be enforceable by and against the Company's successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business or assets of the Company, by agreement in form and substance satisfactory to the
Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, the "Company"
shall be defined in the preamble to this Agreement and include any successor to its business or assets which executes and delivers the agreement provided for in this paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall enure to the benefit of and be enforceable by the Consultant's heirs, administrators, executors and successors to the extent permitted herein.

7.   Notices

For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given on the first following business day when delivered or on the fifth following business day when mailed in Canada by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          (a)  If to the Consultant:

               The Managing Director
               Action Management Box
               2189
               Government Buildings
               Suva
               Fiji

               Fax: +679 3323556

          (b)  If to the Company:

               Olympus Pacific Minerals Inc.
               Suite 500, 10 King Street East
               Toronto, ON
               Canada M5C 1C3

               Fax +1 416 572 4202

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                                      -12-

8.   Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario.

9.   Miscellaneous

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the
Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.  Severability

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability or any other provision of this Agreement, which shall remain in full force and effect.

11   Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

12.  Assignability

Neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 6 above. Without limiting the foregoing, the Consultant's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, and in the event of any attempted assignment or transfer contrary to this paragraph the
Company shall have no liability to pay any amount so attempted to be assigned or transferred. Notwithstanding the generality of the foregoing, the Consultant may assign its rights and obligations pursuant to this Agreement to a company or other entity wholly controlled by the Consultant which undertakes to the Company to make the Consultant's services available to the Company on identical terms and conditions as this Agreement.

13.  Competitive Activity

During the term of this Agreement and for a period ending one (1) year following the date of termination of this Agreement, the Consultant shall not engage in any Competitive Activity. For purposes of this Agreement, "Competitive Activity"
shall mean the Consultant's participation, without the written consent of an officer of the Company, such consent not to be unreasonably withheld, in the management of any business operation of any enterprise if such operation (a
"Competitive Operation") engages in substantial and direct competition with any mineral exploration activity or mining operation actively conducted by the
Company or its subsidiaries on the date of termination of this

                                      -13-

Agreement. For purposes of this Section 13, mineral exploration activity or a mining operation shall be considered in substantial and direct competition with the Company if such mineral exploration or mining operation is conducted within the countries of Laos or Vietnam. "Competitive Activity" shall not include (i)
the mere ownership of securities in any enterprise or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise. The Company specifically acknowledges that the Consultant is involved with the entities described in Section 2(f), and may also provide services to Zedex Minerals
Limited, and the Company consents to such involvements.

14.  Confidentiality

The Consultant shall not either during the term of this Agreement or at any time thereafter divulge, publish or otherwise reveal either directly or indirectly or through any person, firm or corporation the private affairs or secrets of the
Company, its subsidiaries or affiliates to any person or persons other than the
Directors of the Company and shall not without the written consent of the
Company either during the continuance of this Agreement or at any time thereafter use for its own purpose or any purpose other than those of the
Company any information it may acquire in relation to the business and affairs of the Company. The Consultant agrees, during the term of this Agreement and at all times thereafter to keep confidential all information and material provided to it by the Company, excepting only such information as is already known to the public, and including any such information and material relating to any customer, vendor or other party transacting business with the Company, and not to release, use or disclose the same except with the prior written permission of the Company. The within understanding shall survive the termination or cancellation of this Agreement, even if occasioned by the Company's breach or wrongful termination. Each of the Consultant and the Company agree to keep the financial terms of this Agreement confidential, except to the extent as may be required for compliance with applicable regulatory and securities rules, regulations and laws.

15.  Time of the Essence

Time shall be of the essence of this Agreement.

16.  Entire Agreement

This Agreement represents the entire agreement between the Consultant and the
Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the
Company or any of its officers or agents.

17.  Limitation on Services

The Consultant will not provide or be required to provide legal advice or legal services in connection with any services provided to the Company under this
Agreement.

18.  Indemnity

To the full extent allowed by law, the Company shall indemnify and save the
Consultant harmless:

                                      -14-

     (a)  from and against any and all claims of every nature and kind whatsoever which from and against any and all claims of every nature and kind whatsoever which may be made against him by any person, firm, corporation, government, or by any governmental department, body, commission, Board, bureau, agency or instrumentality including the
          Crown in any of her capacities, arising out of or in any way connected with the management, operation, activities or existence of the
          Company;

     (b)  from and against any and all liability, losses, damages, costs, charges, expenses, fines and penalties which the Consultant may sustain, incur or be liable for including, without limitation, any amount paid to defend or settle an action or satisfy a judgement, in consequence of him acting as an officer and/or director of the Company whether sustained or incurred by reason of his negligence, default, breach of duty, breach of trust, failure to exercise due diligence or otherwise in relation to the Company; and

     (c)  in particular, and without in any way limiting the generality of the foregoing, from and against all liabilities and penalties, at any time imposed upon the Consultant or any claims at any time made against the
          Consultant under or by virtue of any provision in any law or regulation which in any way involves the affairs or business of the
          Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

OLYMPUS PACIFIC MINERALS INC.
by its authorized signatory

Per:
     --------------------------------

ACTION MANAGEMENT

/s/ Charles Alexander Barclay
-------------------------------------
Charles Alexander Barclay

Signed -- June 5, 2006